SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
proxy statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

_____________________

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

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SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2009

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Dear Stockholder:

On or about April 9, 2009, you were mailed proxy materials for the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. (the “Company”) to be held at 11:30 a.m. on May 26, 2009 at the Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355, for the purposes set forth in the Notice of 2009 Annual Meeting of Stockholders, including a proxy statement dated April 9, 2009.

This supplement to proxy statement supplements and amends information contained in the proxy statement to provide updated and amended information with respect to the employment agreement of Dr. Felix Zandman, the Chief Technical and Business Development Officer of the Company and the Executive Chairman of the Company’s Board of Directors.  Except as amended or supplemented by the information contained in this supplement, all information set forth in the proxy statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.  You should read this supplement in conjunction with the proxy statement.

This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the proxy statement.

The Company has entered into an amended and restated the employment agreement with Dr. Zandman, effective as of May 13, 2009.  This agreement amends and restates the employment agreement between the Company and Dr. Zandman that is described in the proxy statement and that was previously amended and restated as of January 1, 2004.  The amended employment agreement eliminates Dr. Zandman’s right to receive substantial royalty payments upon the termination of his employment in certain circumstances, as described below, and replaces it with a series of significantly reduced payments payable to him in six annual installments.

The 2004 employment agreement included a provision entitling him to a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating patents, inventions and any other form of technology created, discovered or developed by him or under his direction.  The royalty was payable in the event Dr. Zandman was terminated without “cause” or resigned for “good reason,” as defined in the 2004 employment agreement.  This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and could not be modified or eliminated without Dr. Zandman’s consent.  It was a reflection, among other things, of Dr. Zandman’s key role in the founding of the Company and creating, developing and commercializing the Company’s technologies and the absence of any compensation to Dr. Zandman for the core intellectual property that he has contributed to the Company over the years from its inception.

As noted in the proxy statement, the Company engaged a consultant in 2007 to assist its evaluation of the royalties to which Dr. Zandman would be entitled were his employment to be terminated. Based in part upon the work of this consultant and its own updated computations, management estimated that the present value of the royalties to which Dr. Zandman would be entitled were his employment terminated at December 31, 2008 would be between approximately $370 million and $445 million, with a possible tax gross-up if the royalities were payable in connection with a change of control and deemed subject to an excise tax.  (This present value does not factor in any assessment of the probability of payment.)

In December 2008, Dr. Zandman approached the Compensation Committee with a proposal to amend and restate his 2004 employment agreement.  The Compensation Committee engaged PricewaterhouseCoopers LLP and independent legal counsel to assist the Committee in analyzing, responding to and, if appropriate, negotiating the terms of Dr. Zandman’s proposal.  Specifically, PricewaterhouseCoopers was asked to review and assess the Company’s valuation, based upon the work of its consultant, of the potential royalty payment amounts under the 2004 Agreement and to advise the Committee generally with respect to Dr. Zandman’s compensation package.

After extensive analysis and negotiation with Dr. Zandman on the terms of his proposal, on May 12, 2009, the Compensation Committee approved modifications to the 2004 employment agreement and recommended its approval to the full board of directors.  The Compensation Committee determined that the modifications were in the best interests of the Company and its stockholders, because they eliminated the substantial contingent liability represented by the royalty payments, including a possible gross up if the royalties became payable in connection with a change of control and were deemed subject to Section 4999 of the Internal Revenue Code.  The possible consequences of this contingent liability for potential strategic alternatives available to the Company were deemed of particular concern at this time in light of the unprecedented disruption now being experienced in the global markets.  The modifications to Dr. Zandman’s employment agreement were not considered and approved, however, in response to any specific transaction currently under consideration by the Company.

The amended and restated employment agreement was approved by the board upon recommendation of the Compensation Committee on May 13, 2009 and became effective as of that date.  The modifications to the 2004 employment agreement include the following principal terms:

•	Dr. Zandman’s right to the royalty payments has been terminated.

•	Dr. Zandman is entitled to a payment of $10 million as of the effective date of the amended and restated agreement, to be followed by five successive annual payments of $10 million.

•	Payments may be deferred with interest in the event that making such payment would jeopardize the ability of the Company to continue as a going concern.

•
Payments will accelerate if, following a change of control of the Company, Dr. Zandman is terminated without cause or if he terminates employment for good reason.  In the event of Dr. Zandman’s death or disability, the unpaid annual installments would accelerate upon a change of control, whether it occurs before or after the death or disability.  If an excise tax were imposed under Section 4999 of the Internal Revenue Code due to the acceleration of the payments, the Company will reimburse Dr. Zandman for the excise tax on customary terms.

•
Absent a change of control, if the Company were to terminate Dr. Zandman’s employment without cause or Dr. Zandman were to terminate employment for good reason or in the event of his death or disability, the unpaid annual installment payments would not accelerate and would continue until completed.

•	Dr. Zandman will forfeit future payments if he terminates his employment without good reason or if his employment is terminated for cause.

•	Dr. Zandman will not receive any other severance payments upon his termination of employment for any reason.

•	Other terms of the 2004 Agreement remain substantially the same. Dr. Zandman continues to be subject to non-competition, non-solicitation, non-disparagement and confidentiality covenants.

A copy of Dr. Zandman’s amended employment agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2009.  The description of the terms of the amended and restated employment agreement is qualified by reference to the Form 8-K filing.

By Order of the Board of Directors,

/s/ William M. Clancy
William M. Clancy Corporate Secretary
Malvern, Pennsylvania
May 13, 2009